                                                                    Exhibit 99.1

                         PULITZER BROADCASTING COMPANY
                                AND SUBSIDIARIES

                               Table of Contents


Consolidated Financial Statements

     Independent Auditors' Report

     Statements of Consolidated Income for each of the Three Years in the Period
       Ended December 31, 1998

     Statements of Consolidated Financial Position at December 31, 1998 and 1997

     Statements of Consolidated Stockholder's Equity (Deficit) for each of the Three Years in the Period Ended December 31, 1998

     Statements of Consolidated Cash Flows for each of the Three Years in the Period Ended December 31, 1998

     Notes to Consolidated Financial Statements

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of Pulitzer Broadcasting Company:

We have audited the accompanying statements of consolidated financial position of Pulitzer Broadcasting Company, a wholly-owned subsidiary of Pulitzer Publishing Company, and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholder's equity (deficit), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


Saint Louis, Missouri
March 18, 1999

PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME


                                                 Years Ended December 31,
                                       ----------------------------------------
                                            1998          1997          1996

                                                    (In thousands)

OPERATING REVENUES - NET                   $239,746      $227,016      $224,992
                                       ------------  ------------  ------------


OPERATING EXPENSES:
  Operations                                 72,438        69,205        66,626
  Selling, general and administrative        55,601        55,885        56,535
  Depreciation and amortization              21,048        23,447        22,442
                                       ------------  ------------  ------------
       Total operating expenses             149,087       148,537       145,603
                                       ------------  ------------  ------------

  Operating income                           90,659        78,479        79,389

  Interest expense                          (13,503)      (16,081)      (13,592)
  Net other income                                             10           434
                                       ------------  ------------  ------------

INCOME BEFORE PROVISION FOR
  INCOME TAXES                               77,156        62,408        66,231

PROVISION FOR INCOME TAXES (Note10)          30,147        24,387        25,876
                                       ------------  ------------  ------------


NET INCOME                                 $ 47,009      $ 38,021      $ 40,355
                                       ============  ============  ============

See accompanying notes to consolidated financial statements.

PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED FINANCIAL POSITION

                                                                           December 31,
                                                              ------------------------------------
                                                                    1998                  1997
ASSETS                                                           (In thousands, except share data)

CURRENT ASSETS:
Trade accounts receivable (less allowance for
    doubtful accounts of $597 and $785)                            $  47,244              $ 50,880
  Program rights                                                       8,425                 7,866
  Prepaid expenses and other                                           1,115                 1,260
                                                              --------------        --------------
              Total current assets                                    56,784                60,006
                                                              --------------        --------------

PROPERTIES:
  Land                                                                10,254                10,163
  Buildings                                                           48,508                44,769
  Machinery and equipment                                            138,351               135,629
  Construction in progress                                             2,177                 3,282
                                                              --------------        --------------
              Total                                                  199,290               193,843
  Less accumulated depreciation                                      115,776               106,826
                                                              --------------        --------------
              Properties - net                                        83,514                87,017
                                                              --------------        --------------

INTANGIBLE AND OTHER ASSETS:
  Intangible assets - net of amortization (Note 5)                    94,817               102,493
  Other                                                                8,348                 7,172
                                                              --------------        --------------
              Total intangible and other assets                      103,165               109,665
                                                              --------------        --------------

                   TOTAL                                           $ 243,463              $256,688
                                                              ==============        ==============

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Trade accounts payable                                           $   4,175              $  3,966
  Current portion of long-term debt (Note 6)                          12,705                12,705
  Salaries, wages and commissions                                      3,438                 4,709
  Interest payable                                                     5,301                 5,677
  Program contracts payable                                            7,955                 7,907
  Other                                                                1,642                 1,551
                                                              --------------        --------------
              Total current liabilities                               35,216                36,515
                                                              --------------        --------------

LONG-TERM DEBT (Note 6)                                              160,000               172,705
                                                              --------------        --------------

PENSION OBLIGATIONS (Note 7)                                           6,951                 5,544
                                                              --------------        --------------

POSTRETIREMENT BENEFIT OBLIGATIONS (Note 8)                            2,762                 2,556
                                                              --------------        --------------

OTHER LONG-TERM LIABILITIES                                            2,817                 3,299
                                                              --------------        --------------

COMMITMENTS AND CONTINGENCIES (Note 11)

STOCKHOLDER'S EQUITY:
  Common stock, $100 par value; 1,000 shares authorized;
    issued - 100 shares                                                   10                    10
  Additional paid-in capital                                          11,924                11,924
  Retained earnings                                                  128,618                81,609
  Intercompany balance (Note 3)                                     (104,835)              (57,474)
                                                              --------------        --------------
               Total stockholder's equity                             35,717                36,069
                                                              --------------        --------------


                   TOTAL                                           $ 243,463              $256,688
                                                              ==============        ==============

See accompanying notes to consolidated financial statements.

PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED CASH FLOWS


                                                                      Years Ended December 31,
                                                         -----------------------------------------------
                                                               1998             1997             1996

                                                                         (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                  $ 47,009         $ 38,021        $  40,355
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation                                                13,261           15,709           14,811
    Amortization                                                 7,787            7,738            7,631
    Deferred income taxes                                         (264)          (2,039)            (844)
    Gain on sale of assets                                                                          (421)
    Changes in assets and liabilities which
        provided (used) cash:
        Trade accounts receivable                                3,636           (3,180)          (5,658)
        Other assets                                               229             (386)            (597)
        Trade accounts payable and other liabilities              (662)            (356)           4,751
                                                         -------------    -------------    -------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                       70,996           55,507           60,028
                                                         -------------    -------------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                          (9,930)         (12,976)         (11,354)
  Purchase of broadcast assets                                                   (3,141)          (5,187)
  Investment in limited partnership                             (1,000)          (1,500)          (1,750)
  Sale of assets                                                                                   1,999
                                                         -------------    -------------    -------------

NET CASH USED IN INVESTING ACTIVITIES                          (10,930)         (17,617)         (16,292)
                                                         -------------    -------------    -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt                                                       135,000
  Repayments of long-term debt                                 (12,705)         (64,705)         (15,205)
  Net transactions with Pulitzer Publishing Company            (47,361)          26,815         (163,531)
                                                         -------------    -------------    -------------

NET CASH USED IN FINANCING ACTIVITIES                          (60,066)         (37,890)         (43,736)
                                                         -------------    -------------    -------------

NET INCREASE IN CASH                                          $   -            $   -           $   -
                                                         =============    =============    =============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the year for interest                        $ 13,789         $ 17,469        $  9,716

See accompanying notes to consolidated financial statements.

PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED STOCKHOLDER'S EQUITY (DEFICIT)

                                Shares                                            (In thousands)
                            ------------   -----------------------------------------------------------------------------------------
                                                                                                                           Total
                                                                Additional                                             Stockholder's
                                Common          Common            Paid-in           Retained         Intercompany          Equity
                                Stock            Stock            Capital           Earnings           Balance           (Deficit)

Balances at January 1, 1996       100              $10            $11,924          $ 43,588          $  38,887          $  94,409

Net Income                                                                           40,355                                40,355

Dividends declared                                                                  (40,355)            40,355

Net transactions with
 Pulitzer Publishing
 Company                                                                                              (163,531)          (163,531)
                            ---------   --------------   ----------------   ---------------    ---------------    ---------------

Balances at December 31,          100               10             11,924            43,588            (84,289)           (28,767)
 1996

Net Income                                                                           38,021                                38,021

Net transactions with
 Pulitzer Publishing
 Company                                                                                               26,815             26,815
                            ---------   --------------   ----------------   ---------------    ---------------    ---------------

Balances at December 31,          100               10             11,924            81,609            (57,474)            36,069
 1997

Net Income                                                                           47,009                                47,009

Net transactions with
 Pulitzer Publishing
 Company                                                                                               (47,361)           (47,361)
                            ---------   --------------   ----------------   ---------------    ---------------    ---------------

Balances at December 31,          100              $10            $11,924          $128,618          $(104,835)         $  35,717
 1998
                            =========   ==============   ================   ===============    ===============    ===============

See accompanying notes to consolidated financial statements.

PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  BASIS OF PRESENTATION

Pulitzer Broadcasting Company and its wholly-owned subsidiaries, WESH Television, Inc.; WDSU Television, Inc.; and KCCI Television, Inc. (collectively "Broadcasting" or "Broadcasting Business"), own and operate nine network-affiliated television stations and five radio stations. Broadcasting's television properties represent market sizes from Omaha, Nebraska to Orlando, Florida and include operations in the northeast, southeast, midwest and southwest. Three of Broadcasting's five radio stations, representing the significant portion of its radio operations, are located in Phoenix, Arizona. Prior to the Merger (as defined below) on March 18, 1999, Pulitzer Broadcasting Company was a wholly-owned subsidiary of Pulitzer Publishing Company ("Pulitzer"). As a result of the Merger, Pulitzer Broadcasting is a wholly-owned subsidiary of Hearst-Argyle Television, Inc. ("Hearst-Argyle").

Pulitzer, Pulitzer Inc., (a wholly-owned subsidiary of Pulitzer), and Hearst-Argyle entered into an Amended and Restated Agreement and Plan of Merger, dated as of May 25, 1998 (the "Merger Agreement"), pursuant to which Hearst-Argyle agreed to acquire Pulitzer's Broadcasting Business (the "Merger"). On March 17, 1999, the stockholders of Pulitzer and Hearst-Argyle approved the Merger Agreement and related proposals concerning the Spin-off (as defined below) and the Merger (the Spin-off and Merger are collectively referred to as the "Transactions"). On March 18, 1999, in connection with the Transactions, Pulitzer prepaid its existing long-term debt borrowings (see Note 6) and paid certain transaction costs using a portion of the proceeds from $700 million of New Debt (as defined in Note 6). Pulitzer then contributed the balance of the proceeds of the New Debt, together with its newspaper publishing and related new media assets and liabilities, to Pulitzer Inc. pursuant to a Contribution and Assumption Agreement (the "Contribution").

Immediately following the Contribution, Pulitzer distributed to each holder of Pulitzer common stock one fully-paid and nonassessable share of Pulitzer Inc. common stock for each share of Pulitzer common stock held and to each holder of Pulitzer Class B common stock one fully-paid and nonassessable share of Pulitzer Inc. Class B common stock for each share of Pulitzer Class B common stock held (the "Distribution"). The Contribution and Distribution collectively constitute the "Spin-off."

Immediately following the Spin-off, Pulitzer, consisting of the Broadcasting Business and the New Debt, was merged with and into Hearst-Argyle. Pursuant to the Merger Agreement, Hearst-Argyle agreed to assume the New Debt in connection with the Merger.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation - The consolidated financial statements include the accounts of Broadcasting. All significant intercompany transactions have been eliminated from the consolidated financial statements.

Fiscal Year - Broadcasting's fiscal year ends on the last Sunday of the calendar year. For ease of presentation, Broadcasting has used December 31 as the year-end.

Program Rights - Program rights represent license agreements for the right to broadcast feature programs, program series and other syndicated programs over limited license periods and are presented in the consolidated balance sheet at the lower of unamortized cost or estimated net realizable value. The total gross cost of each agreement is recorded as an asset and liability when the license period begins and all of the following conditions have been met: (a) the cost of the agreement is known or reasonably determinable, (b) the program material has been accepted in accordance with the conditions of the license agreement and (c) the program is available for broadcast. Payments are made in installments as provided for in the license agreements. Program rights expected to be amortized in the succeeding year and payments due within one year are classified as current assets and current liabilities, respectively.

Program rights covering periods of less than one year are amortized on a straight-line basis as the programs are broadcast. Program rights covering periods greater than one year are generally amortized as a package or series over the license period using an accelerated method. When a determination is made that either the unamortized cost of a program exceeds its estimated net realizable value or a program will not be used prior to the expiration of the license agreement, appropriate adjustments are made to charge unamortized amounts to operations.

Property and Depreciation - Property is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the individual assets. Buildings are depreciated over 30 to 35 years and all other property over lives ranging from 3 to 15 years.

Intangible Assets - Intangibles consisting of goodwill, FCC licenses and network affiliations acquired subsequent to the effective date of Accounting Principles Board Opinion No. 17 ("Opinion No. 17") are being amortized over lives of either 15 or 40 years while all other intangible assets are being amortized over lives ranging from 8 to 21 years. Intangibles in the amount of $1,520,000, related to acquisitions prior to the effective date of Opinion No. 17, are not being amortized because, in the opinion of management, their value is of undeterminable duration.

Long-Lived Assets - Broadcasting considers the possible impairment of its properties and intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management periodically evaluates the recoverability of long-lived assets by reviewing the current and projected undiscounted cash flows of each of its properties. If a permanent impairment is deemed to exist, any write-down would be charged to operations. For the periods presented, there has been no impairment.

Postretirement Benefit Plans - Broadcasting provides retiree medical and life insurance benefits under varying postretirement plans at several of its operating locations. Broadcasting's liability and related expense for benefits under the postretirement plans are recorded over the service period of active employees based upon annual actuarial calculations. All of Broadcasting's postretirement benefits are funded on a pay-as-you-go basis.

Income Taxes - Broadcasting's financial results are included in Pulitzer's consolidated federal income tax return. The tax provisions included in the consolidated financial statements were computed as if Broadcasting was a separate company. Deferred tax assets and liabilities are recorded for the expected future tax consequences of events that have been included in either financial statements or tax returns. Under this asset and liability approach, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities by applying enacted statutory tax rates applicable to future years in which the differences are expected to reverse.

Stock-Based Compensation Plans - Effective January 1, 1996, Broadcasting adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation. The new standard defines a fair value method of accounting for stock options and similar equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to the new standard, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, but are required to disclose pro forma net income and, if presented, earnings per share as if the company had applied the new method of accounting. The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption, whereas the disclosure requirements apply to all awards granted subsequent to December 31, 1994. Broadcasting continues to recognize and measure compensation for its participation in the Pulitzer stock option plans in accordance with the existing provisions of APB 25.

Barter Transactions - Broadcasting's barter transactions primarily represent the exchange of commercial air time for non-network programming. Typically, the commercials exchanged are broadcast during the program that is received in the barter transaction. In general, an equal amount of barter revenue and expense is recorded at the estimated fair value of commercial air time relinquished when the commercials are broadcast. Due to the nature of Broadcasting's barter transactions, barter receivables and payables are not significant.

Dividends - Dividends, when declared, are recorded in the "Intercompany Balance" in the Statements of Consolidated Financial Position. The payment and amount of future dividends remains within the discretion of the Board of Directors. No dividends were declared for the years ended December 31, 1998 and 1997.

Recently Adopted Accounting Standards - Effective January 1, 1998, Broadcasting adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income in a full set of general-purpose financial statements. In addition to displaying an amount for net income, Broadcasting is now required to display other comprehensive income, which includes other changes in stockholder's equity. There were no items of other comprehensive income; therefore, net income and comprehensive income for the years ended December 31, 1998, 1997 and 1996 were the same.

During 1998, Broadcasting also adopted Statement of Financial Accounting Standards No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. This statement revises employers' disclosures about pensions and other postretirement benefit plans but does not change the measurement or recognition of those plans. (see Notes 7 and 8)

Derivative Instruments and Hedging Activities - In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 provides comprehensive and consistent standards for the recognition and measurement of derivative and hedging activities. It requires that derivatives be recorded on the statement of consolidated financial position at fair value and establishes criteria for hedges of changes in the fair value of assets, liabilities or firm commitments, hedges of variable cash flows of forecasted transactions, and hedges of foreign currency exposures of net investments in foreign operations. Changes in the fair value of derivatives that do not meet the criteria for hedges would be recognized in the statement of consolidated income. This statement will be effective for Broadcasting beginning January 1, 2000. Broadcasting is evaluating SFAS No. 133 and has not determined its effect on the consolidated financial statements.

Use of Management Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires that management make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may also be affected by the estimates and assumptions management is required to make. Actual results may differ from those estimates.

3.  TRANSACTIONS WITH PULITZER

Cash - The Statements of Consolidated Financial Position exclude all cash and have reflected current payables for income taxes and other items, to the extent paid by Pulitzer, in the intercompany balance.

Long-term Debt - Pulitzer's long-term debt balances and related interest expense have been allocated to Broadcasting and are included in the consolidated financial statements herein. This allocation to Broadcasting is consistent with the terms of the Merger Agreement discussed in Note 1.

Intercompany Balance - Balance reflects the net transactions with Pulitzer, which are not expected to be repaid.

Pension Plans - Pulitzer sponsors various noncontributory defined benefit pension plans which cover substantially all of the Broadcasting employees. Benefits under the plans are generally based on salary and years of service.
The liability and related expense for benefits under the plans are recorded over the service period of active employees based upon annual actuarial calculations. Annual pension expense for the pension plans is allocated to Broadcasting based upon payroll expense for Broadcasting employees. Plan funding strategies are influenced by tax regulations. Plan assets consist primarily of government bonds and corporate equity securities.

Corporate Expenses - Broadcasting benefits from certain services provided by Pulitzer including financial, legal, tax, employee benefit department, corporate communications, and internal audit. These corporate costs have been allocated to Broadcasting using a variety of factors, including revenues, property, and payroll. Management believes that the methods of allocating costs to Broadcasting are reasonable. Broadcasting's allocation of these costs were $3,703,000, $3,701,000 and $3,857,000 in the years ended December 31, 1998,
1997, and 1996, respectively. These costs are included within the Statements of Consolidated Income.

4.  ACQUISITION OF PROPERTIES

In June 1997, Broadcasting acquired in a purchase transaction the assets of an AM radio station in Louisville, Kentucky for approximately $1,897,000. In August 1997, Broadcasting acquired in a purchase transaction the assets of an AM radio station in Kernersville, North Carolina for approximately $1,244,000.

In December 1996, Broadcasting acquired in a purchase transaction the assets of an AM radio station in Phoenix, Arizona for approximately $5,187,000.

Since 1995, Broadcasting has made cumulative capital contributions of $6,000,000 for a limited partnership investment in the Major League Baseball Franchise located in Phoenix, Arizona. The investment is included in other non-current assets in the Statements of Consolidated Financial Position.

5.  INTANGIBLE ASSETS

Intangible assets consist of the following:

                                                      December 31,
                                            ------------------------------
                                                 1998             1997

                                                     (In thousands)
    FCC licenses and network affiliations        $114,403         $114,376
    Goodwill                                        6,960            6,960
    Other                                          42,491           42,491
                                            -------------    -------------

    Total                                         163,854          163,827
    Less accumulated amortization                  69,037           61,334
                                            -------------    -------------

    Total intangible assets - net                $ 94,817         $102,493
                                            =============    =============

6.  LONG-TERM DEBT

On March 17, 1999, Pulitzer borrowed $700,000,000 from Chase Manhattan Bank pursuant to a short-term borrowing agreement (the "New Debt"). On March 18, 1999, Pulitzer used a portion of the proceeds from the New Debt to repay its existing long-term debt with the Prudential Insurance Company of America ("Prudential Debt") and to pay a related prepayment penalty of approximately $17,207,000. The New Debt was initially secured by the cash proceeds of the $700,000,000 loan and, upon payment of the Prudential Debt and the occurrence of Spin-off, the lien on the cash was released and replaced by a pledge of all of the issued and outstanding shares of capital stock of Pulitzer Broadcasting Company and its wholly-owned subsidiaries. The New Debt was subsequently assumed by Hearst-Argyle at the time of the Merger. Accordingly, all long-term debt balances and related interest expense of Pulitzer prior to the Transactions have been allocated to the Broadcasting (see Note 1).

Long-term debt of Pulitzer allocated to Broadcasting consists of the following:

                                                      December 31,
                                            ------------------------------
                                                 1998             1997
                                                     (In thousands)
    Credit Agreement                              $ -              $ -
    Senior notes maturing in substantially
    equal annual installments:
    6.76% due 1998-2001                            37,500           50,000
    7.22% due 2002-2005                            50,000           50,000
    7.86% due 2001-2008                            85,000           85,000
    Other                                             205              410
                                            -------------    -------------

    Total                                         172,705          185,410
    Less current portion                           12,705           12,705
                                            -------------    -------------

    Total long-term debt                         $160,000         $172,705
                                            =============    =============

At December 31, 1998 and 1997, Pulitzer's fixed-rate senior note borrowings were with The Prudential Insurance Company of America.

In January 1999, Pulitzer terminated its credit agreement with The First National Bank of Chicago, as Agent, for a group of lenders, that provided for a $50,000,000 variable rate revolving credit facility ("Credit Agreement"). The Credit Agreement provided the option to repay any borrowings and terminate the Credit Agreement, without penalty, prior to its scheduled maturity. Pulitzer had no borrowings under the Credit Agreement subsequent to November 1997.

7.  PENSION PLANS

Prior to the Transactions, Pulitzer sponsored two defined benefit pension plans in which Broadcasting employees may have been eligible to participate. No detailed information regarding the funded status of the plans and components of net periodic pension cost, as it relates to Broadcasting is available. The pension cost components for the pension plans are as follows:

                                                                   Years Ended December 31,
                                                 ---------------------------------------------------------
                                                        1998                 1997                 1996
                                                                       (In thousands)
Service cost for benefits earned during the year         $ 2,608              $ 2,272              $ 2,215
Interest cost on projected benefit obligation              3,886                3,531                3,046
Expected return on plan assets                            (3,633)              (3,125)              (2,499)
Amortization of prior service credits                        (23)                 (23)                 (23)
Amortization of transition obligation                        156                  156                  156
Amortization of loss                                          36                                         8
                                                 ---------------      ---------------      ---------------

Net periodic pension cost                                $ 3,030              $ 2,811              $ 2,903
                                                 ===============      ===============      ===============

The portion of net periodic pension cost allocated, based on payroll costs, to Broadcasting's active employees and included in the Statements of Consolidated Income amounted to approximately $1,408,000, $1,395,000, and $1,474,000 for 1998, 1997 and 1996, respectively. Pursuant to the Merger Agreement, Hearst-Argyle will assume the ongoing liabilities related to Broadcasting active employees as of the date of the Merger. Future pension costs for Broadcasting after the Spin-off are likely to be different when compared to allocated historical amounts.

                                                              December 31,
                                                 ------------------------------------
                                                        1998                 1997
                                                             (In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year                  $55,298              $47,461
Service cost                                               2,608                2,271
Interest cost                                              3,886                3,531
Actuarial loss                                             4,714                3,272
Benefits paid                                             (1,568)              (1,237)
                                                 ---------------      ---------------

Benefit obligation at end of year                         64,938               55,298
                                                 ---------------      ---------------

Change in plan assets:
Fair value of plan assets at beginning of year            43,495               37,349
Actual return on plan assets                               6,337                7,212
Employer contributions                                       184                  172
Benefits paid                                             (1,568)              (1,237)
                                                 ---------------      ---------------

Fair value of plan assets at end of year                  48,448               43,496
                                                 ---------------      ---------------

Funded status--benefit obligation in
    excess of plan assets                                 16,490               11,802
Unrecognized net actuarial gain                            1,540                3,515
Unrecognized prior service (cost) credits                   (587)                 189
Unrecognized transition asset (obligation)                    54                 (856)
                                                 ---------------      ---------------

Net amount recognized                                    $17,497              $14,650
                                                 ===============      ===============

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plan with an accumulated benefit obligation in excess of plan assets were $14,019,000,

$12,546,000 and $0, respectively, at December 31, 1998 and $11,472,000,
$9,979,000 and $0, respectively, at December 31, 1997.

The portion of pension obligations allocated to Broadcasting employees and included in the Statements of Consolidated Financial Position amounted to $6,951,000 and $5,544,000 as of December 31, 1998 and 1997, respectively.
Pursuant to the Merger Agreement, actuarial calculations will be performed to separate Broadcasting active employees from the pension plans as of the date of the Merger. The pension obligations computed for Broadcasting active employees and a proportionate share of pension plan assets will then be transferred to Hearst-Argyle. Future pension obligations for Broadcasting, computed in separate actuarial calculations, are likely to be different when compared to the allocated historical amounts.

The projected benefit obligation was determined using assumed discount rates of 6.5%, 7% and 7.5% at December 31, 1998, 1997 and 1996, respectively. The expected long-term rate of return on plan assets was 8.5% for 1998, 1997 and 1996. For those plans that pay benefits based on final compensation levels, the actuarial assumptions for overall annual rate of increase in future salary levels was 4% for 1998, 4.5% for 1997, and 5% for 1996.

Pulitzer also sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees. Contributions related only to Broadcasting employees amounted to approximately $704,000, $698,000 and $626,000 for 1998, 1997 and 1996, respectively.

8.  POSTRETIREMENT BENEFITS

Broadcasting will retain the postretirement obligation and costs related to its active employees immediately following the Merger. The net periodic postretirement benefit cost components for Broadcasting are as follows:

                                                                 Years Ended December 31,
                                                 ------------------------------------------------------
                                                       1998                1997                1996
                                                                      (In thousands)
Service cost for benefits earned during the year          $ 141               $ 131               $ 118
Interest cost on projected benefit obligation               134                 139                 151
Amortization of prior service credits                       (38)                (39)                (42)
Amortization of net gain                                    (30)                (35)                (30)
                                                 --------------      --------------      --------------

Net periodic postretirement benefit cost                  $ 207               $ 196               $ 197
                                                 ==============      ==============      ==============

The status of Broadcasting's postretirement benefit plans is as follows:

                                               December 31,
                                      ----------------------------
                                           1998            1997
                                              (In thousands)
    Benefit obligation at beginning         $1,916          $1,858
    of year
    Service cost                               141             131
    Interest cost                              134             139
    Actuarial (gain)/loss                      191            (212)
                                      ------------   -------------
    Benefit obligation at end of year        2,382           1,916
                                      ------------   -------------
    Plan assets at beginning and end            --              --
    of year
                                      ------------   -------------
    Funded status                            2,382           1,916
    Unrecognized net actuarial gain            154             192
    Unrecognized prior service credits         226             448
                                      ------------   -------------
    Accrued benefit cost                    $2,762          $2,556
                                      ============   =============

For 1998 measurement purposes, health care cost trend rates of 9%, 8% and 6% were assumed for indemnity plans, PPO plans and HMO plans, respectively. The rates assumed for 1997 were 9%, 7% and 5%, respectively. For 1998, these rates were assumed to decrease gradually to 4.5% through the year 2010 and remain at that level thereafter. For 1997, the rates were assumed to decrease gradually to 5% through the year 2010 and remain at that level thereafter.

Administrative costs related to indemnity plans were assumed to increase at a constant annual rate of 6% for 1998, 1997 and 1996. The assumed discount rate used in estimating the accumulated postretirement benefit obligation was 6.5%, 7% and 7.5% for 1998, 1997 and 1996, respectively.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects on reported amounts for 1998:

                                                     1-Percentage Point
                                             --------------------------------
                                                 Increase          Decrease
                                             --------------    --------------
                                                       (In thousands)
    Effect on total of service and interest
       components                                      $ 36             $ (29)
    Effect on postretirement benefit
       obligation                                       278              (231)

9.  COMMON STOCK PLANS

Since 1986, Broadcasting participated in Pulitzer's employee stock option plans ("Option Plans") that provided for the issuance of incentive stock options to key employees and outside directors. On March 18, 1999, immediately prior to the Transactions and pursuant to the Merger Agreement, the Company redeemed all outstanding stock options, whether or not vested, and terminated the Option Plans.

As required by SFAS 123, Broadcasting has estimated the fair value of its option grants since December 31, 1994 by using the binomial options pricing model with the following assumptions:

                                                                    Years Ended December 31,
                                                    ------------------------------------------------------
                                                         1998                1997                1996
Expected Life (years)                                       7                   7                   7

Risk-free interest rate                                   5.7%                5.8%                6.4%

Volatility                                               35.4%               23.6%               22.5%

Dividend yield                                            1.0%                1.1%                1.2%

As discussed in Note 1, Broadcasting accounts for stock option grants in accordance with APB 25, resulting in the recognition of no compensation expense in the Statements of Consolidated Income. Had compensation expense been computed on the fair value of the option awards at their grant date, consistent with the provisions of SFAS 123, Broadcasting's net income would have been reduced to the pro forma amounts below:

                                        Years Ended December 31,
                         ----------------------------------------------------
                                 1998               1997               1996
                                             (In thousands)
Net Income:
    As reported                 $47,009            $38,021            $40,355

    Pro forma                    45,756             37,333             40,045

Because the provisions of SFAS 123 have not been applied to options granted prior to January 1, 1995, the pro forma compensation cost may not be representative of compensation cost to be incurred on a pro forma basis in future years.

Broadcasting also participated in the Pulitzer Publishing Company 1997 Employee Stock Purchase Plan, adopted April 24, 1997 (the "Plan"). The Plan provided for eligible employees to authorize payroll deductions for the quarterly purchase of Pulitzer common stock at a price generally equal to 85 percent of the common stock's fair market value at the end of each quarter. The Plan began operations as of July 1, 1997. In general, other than Michael E. Pulitzer, all employees of Pulitzer and its subsidiaries were eligible to participate in the Plan after completing at least one year of service. In anticipation of the Transactions, purchases under the Plan were suspended on September 30, 1998 and the Plan was terminated on March 18, 1999, immediately prior to the Transactions.

10.  INCOME TAXES

Provisions for income taxes (benefits) consist of the following:

                                               Years Ended December 31,
                               ------------------------------------------------------
                                     1998                1997                1996
                                                    (In thousands)
Current:
    Federal                           $25,524             $22,329             $22,818
    State and local                     4,887               4,097               3,902

Deferred:
    Federal                              (222)             (1,723)               (721)
    State and local                       (42)               (316)               (123)
                               --------------      --------------      --------------

          Total                       $30,147             $24,387             $25,876
                               ==============      ==============      ==============

Factors causing the effective tax rate to differ from the statutory Federal income tax rate are as follows:

                                                                     Years Ended December 31,
                                                           ------------------------------------------
                                                                 1998            1997            1996
Statutory rate                                                     35%             35%             35%
State and local income taxes, net of U.S. Federal
    income tax benefit                                              4               4               4
                                                           ----------      ----------      ----------


          Effective rate                                           39%             39%             39%
                                                           ==========      ==========      ==========

Broadcasting's deferred tax assets and liabilities, net, are included in "Other Long-Term Liabilities" in the Statements of Consolidated Financial Position and consist of the following:

                                                         December 31,
                                                ----------------------------
                                                     1998            1997
    Deferred tax assets:                                (In thousands)
    Pensions and employee benefits                    $3,650          $3,268
    Postretirement benefit costs                       1,080           1,000
    Other                                                                554
                                                ------------    ------------
    Total                                              4,730           4,822
                                                ------------    ------------

    Deferred tax liabilities:
    Depreciation                                       5,760           6,318
    Amortization                                         335             477
    Other                                                344
                                                ------------    ------------
    Total                                              6,439           6,795
                                                ------------    ------------

    Net deferred tax liability                        $1,709          $1,973
                                                ============    ============

11.  COMMITMENTS AND CONTINGENCIES

At December 31, 1998, Broadcasting and its subsidiaries had construction and equipment commitments of approximately $1,497,000 and commitments for program contracts payable and license fees of approximately $20,737,000, respectively.

Broadcasting and its subsidiaries are involved, from time to time, in various claims and lawsuits incidental to the ordinary course of its business, including such maters as libel, slander and defamation actions and complaints alleging discrimination. While the results of litigation cannot be predicted, management believes the ultimate outcome of such existing litigation will not have a material adverse effect on the consolidated financial statements of Broadcasting and its subsidiaries.

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

Broadcasting has estimated the following fair value amounts for its financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that Broadcasting could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Accounts Receivable, Accounts Payable and Program Contracts Payable - The carrying amounts of these items are a reasonable estimate of their fair value.

Long-Term Debt - Interest rates that are currently available to Pulitzer for issuance of debt with similar terms and remaining maturities are used to estimate fair value. The fair value estimates of long-term debt as of December 31, 1998 and 1997 were $180,000,000 and $196,000,000, respectively.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1998 and 1997. Although management is not aware of any facts that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ from the amounts presented herein.

                                  * * * * * *